Filed pursuant to Rule 433
Registration No. 333-150473

Pricing Term Sheet
April 29, 2008

KLA-TENCOR CORPORATION

Final Terms and Conditions as of April 29, 2008

The following information supplements the preliminary prospectus dated April 28, 2008

Issuer:	KLA-Tencor Corporation

Ratings:	Baa1 / BBB / BBB

Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	April 29, 2008

Settlement Date (T+3):	May 2, 2008

Securities:	Senior Notes due 2018

Principal Amount:	$750,000,000

Maturity Date:	May 1, 2018

Price to Public:	99.276%

Coupon:	6.900%

Yield to Maturity:	7.002%

Spread to Benchmark Treasury:	T + 320 basis points

Benchmark Treasury:	T 3.500% due 02/15/2018

Benchmark Treasury Yield:	3.802%

Coupon Payment Dates:	November 1 and May 1

First Coupon Payment Date:	November 1, 2008

Make-Whole Call:	T + 50 basis points

Denominations:	$2,000 X $1,000

Day Count:	30/360

CUSIP# / ISIN#	482480 AA8 / US482480AA80

Mandatory Offer to Repurchase Notes:	In the event of a “Change of Control Triggering Event”, as defined in the preliminary prospectus, at 101% of their principal amount, plus accrued and unpaid interest.

Sole Book-Running Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Joint Lead Managers:	Lehman Brothers Inc. Credit Suisse Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free to Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.

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